Exhibit 99.1

PRESS RELEASE

GS FINANCIAL CORP. ANNOUNCES APPROVAL OF A
STOCK REPURCHASE PROGRAM AND
DECLARATION OF DIVIDEND

Metairie, Louisiana – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: "GSLA"), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on October 21, 2008, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of November 4, 2008 and will be paid on November 19, 2008.

GS Financial Corp. also announced today that its Board of Directors at their meeting on October 21, 2008, approved the commencement of a stock repurchase program, subject to the approval or non-objection of the Office of Thrift Supervision for a capital distribution from Guaranty Savings Bank.  The repurchase program provides for the repurchase of up to 64,250 shares, or approximately 5.0% of GS Financial Corp.’s outstanding common stock, from time to time, in open market or privately negotiated transactions.  The repurchases, which are expected to commence in mid- to late-November, will be made over a one year period, or such longer amount of time as may be necessary to complete the repurchase plan.

Albert J. Zahn, Chairman of the Board of GS Financial Corp., stated, "With core and total risk-based capital ratios of 13.2% and 22.4%, respectively, at June 30, 2008, we are gratified that we are in such position to declare our regular quarterly cash dividend and implement a stock repurchase program which will support long term shareholder value."

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220